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                                                                    Exhibit 10.3

[PRG LOGO]
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www.prg.com  2300 Windy Ridge Parkway, Suite 100 North, Atlanta, GA 30339-8426
                         Office 770.779.3900  Fax 770.779.3133


December 20, 2001


Andrew Schultz
9241 LBJ Freeway
Dallas, TX 75243

Dear Andy:

I am pleased to extend this offer of full time employment with The Profit Recovery Group USA, Inc. ("PRG") as an executive officer. This offer is conditioned upon the closing of the acquisition of Howard Schultz & Associates International, Inc. ("HSA-Texas") and related companies (the "Closing") and your signing the attached Employee Agreement. The terms of this offer when accepted by you, together with the Employee Agreement you have signed, will replace and supersede the terms of employment that you have with HSA-Texas, effective upon the Closing. We are very excited about your joining our organization and the opportunities for our mutual success.

Enclosed is our new hire package, which includes the forms to be completed and returned to my attention at the Atlanta office. Both this offer letter and Employee Agreement must be signed prior to the Closing.

The following confirms our offer:

         1. Base Salary. Your base salary will be at the rate of $240,000 per annum, paid $9,230.77 every two weeks and pro-rated for partial years.

         2. Bonus. You will be eligible for an incentive bonus plan, which will include payout potentials of 35% of your base pay for achievement of annual target performance goals and pay out potentials of 70% of your base pay for achievement of annual max performance goals, in accordance with PRGX's incentive bonus plan, prorated for 2002 if the Closing occurs after January 2002. See Addendum A for more details about the performance goals and bonus opportunity for 2002. Your bonus for 2002 will be no less than $60,000, prorated for the number of months in 2002 after the Closing occurs.

         3. Term. The term of your employment shall commence on the date of the Closing ("Closing Date"), and shall continue until the second anniversary of the Closing Date, unless sooner terminated as hereinafter provided.

         4. Employee Benefits. You will be eligible for participation in PRG's Employee Benefits Plan, which currently offers medical, dental, life, short term and long term disability insurance, flexible spending accounts, 401(k) Savings Plan and Employee Stock Purchase Program. The effective dates for your coverage and participation in these plans have previously been communicated to you under separate cover and with respect to all insured plans, will be subject to your eligibility for coverage at standard rates.

         5.       Termination.

         (a) This Agreement may be terminated by PRG for "cause" upon delivery to you of notice of termination. As used herein, "cause" shall mean (i) fraud, material dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) engaging in activities prohibited by Sections 3, 4, 5, 6, 7 or 9 of the Employee Agreement signed by you and dated as of date


        Recovery Services - Expense Containment - Knowledge Application





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                                                                 Andrew Schultz
                                                              December 20, 2001
                                                                         Page 2


         hereof, or any other material breach of this Agreement.

     (b) You may, without cause, terminate this Agreement by giving PRG thirty (30) days' written notice in the manner specified in
         Section 7 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice or such earlier date as PRG specifies.

     (c) In the event of your Disability, physical or mental, PRG will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRG as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRG and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

     (d) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any action, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

     (e) If your employment with PRG is terminated by PRG for cause or if you voluntarily resign, you will receive your base salary prorated through the date of termination, payable in accordance with PRG's normal payroll procedure.

     (f) If your employment with PRG is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary for the year in which such termination occurs prorated through the date of termination and you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRG's normal payroll procedure and the prorated bonus will be paid in a lump sum within (90) days after the end of the year to which it relates.

     (g) If your employment with PRG is terminated by Disability (as defined herein), you or your legal representative will receive all unpaid base salary for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRG's normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates.

     (h) If your employment is terminated for any reason, you will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.
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                                                                  Andrew Schultz
                                                               December 20, 2001
                                                                          Page 3

         6. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRG to any affiliate of PRG. The provisions of this Agreement will be binding upon your heirs and legal representatives.

         7. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

                           If to PRG:        The Profit Recovery Group USA, Inc.
                                             2300 Windy Ridge Parkway
                                             Suite 100 North
                                             Atlanta, Georgia 30339-8426
                                             Attention: General Counsel

                            If to you:       Andrew H. Schultz
                                             11553 E. Ricks Circle
                                             Dallas, TX 75230-3029

         8. Withholdings. PRG will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local news.

         9. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

         Please confirm your acceptance of this offer by signing and returning both this letter to me at your earliest convenience but in any event on or before December 28, 2001.

                                             Best wishes,

                                             /s/ John M. Cook
                                             ------------------
                                             John M. Cook

Agreed:

/s/ Andrew Schultz
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Andrew Schultz


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